Exhibit 99.1

Contact: Whirlpool Corporation

Media: 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION INCREASES QUARTERLY DIVIDEND 16.3%

BENTON HARBOR, Mich. — April 18, 2011 — The board of directors of Whirlpool Corporation (NYSE:WHR) declared today a 16.3% increase in the quarterly dividend on the company’s common stock to 50 cents per share from 43 cents per share. The dividend is payable June 15, 2011, to stockholders of record at the close of business on May 20, 2011.

“Our strong financial position enables us to enhance our returns to shareholders through a dividend increase,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “This dividend increase represents our confidence that continued investments in consumer-relevant innovations to advance our global brand offerings; expansion into higher-margin, faster growing businesses; and our strong position in emerging markets will generate growth and provide long-term value for our shareholders.”

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at www.whirlpoolcorp.com.

About Whirlpool Corporation’s 100th Anniversary

Founded on November 11, 1911, Whirlpool Corporation’s time- and labor-saving appliance innovations have influenced home and family life during the last century. Driven by the belief that everyone needs a comfortable place to call home, Whirlpool Corporation is focused on improving lives one family, one home at a time.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) product liability and product recall costs; (5) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (6) the effects and costs of governmental investigations or related actions by third parties; (7) the ability of Whirlpool to manage foreign currency fluctuations; (8) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) inventory and other asset risk; (11) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (14) Whirlpool’s ability to obtain and protect intellectual property rights; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; and (18) changes in the legal and regulatory environment including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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